    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE  18, 1997
================================================================================
                                                     REGISTRATION NO. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                    ________________________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                    ________________________________________

                            ACT MANUFACTURING, INC.
             (Exact name of Registrant as specified in its charter)

             MASSACHUSETTS                    04-2777507
     (State or other jurisdiction          (I.R.S. Employer
   of incorporation or organization)    Identification Number)

                               108 FOREST AVENUE
                          HUDSON, MASSACHUSETTS  01749
                                 (508) 562-1200
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    ________________________________________

                                  JOHN A. PINO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               108 FOREST AVENUE
                          HUDSON, MASSACHUSETTS  01749
                                 (508) 562-1200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ________________________________________

                                   COPIES TO:
                             JOHN A. MELTAUS, ESQ.
                        Testa, Hurwitz & Thibeault, LLP
                       High Street Tower, 125 High Street
                          Boston, Massachusetts  02110
                                 (617) 248-7000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [_]

                           CALCULATION OF REGISTRATION FEE
===================================================================================================
                                            PROPOSED      PROPOSED
                                            MAXIMUM       MAXIMUM
                                            OFFERING     AGGREGATE
   TITLE OF SHARES TO BE     AMOUNT TO BE   PRICE PER     OFFERING      AMOUNT OF REGISTRATION
        REGISTERED            REGISTERED    SHARE(1)      PRICE(1)              FEE(2)
---------------------------------------------------------------------------------------------------
Common Stock, $.01             190,546         $31.06    $5,918,835.13     $1,793.59
par value...................   shares
===================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on June 12, 1997.

                    ________________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                            _______________________


                                  PROSPECTUS

                                190,546 SHARES

                            ACT MANUFACTURING, INC.

                                 COMMON STOCK
                            _______________________

     This Prospectus relates to the sale of up to an aggregate of 190,546 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock"), of ACT Manufacturing, Inc., a Massachusetts corporation ("ACT" or the "Company"), by a certain stockholder of the Company (the "Selling Stockholder"). The Selling Stockholder may sell the Shares from time to time at market prices prevailing at the time of sale or at prices otherwise negotiated. The Selling Stockholder and certain persons who purchase shares from it, including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Stockholder will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares.

     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "ACTM." The last reported sale price for the Common Stock on June 16, 1997 was $33.375 per share, as reported by the Nasdaq National Market.

                                _______________

AN INVESTMENT IN THESE SECURITIES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.
                                _______________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                _______________
                 The date of this Prospectus is June 18, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." The Common Stock of the Company is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

     The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Douglass
C. Greenlaw, Vice President of Finance and Administration and Chief Financial Officer, ACT Manufacturing, Inc., 108 Forest Avenue, Hudson, Massachusetts 01749, telephone number (508) 562-1200.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-25560):

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

3.        The Company's Current Report on Form 8-K filed on June 17, 1997.

4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act on February 15, 1995.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  THE COMPANY

     ACT provides value-added, turnkey contract manufacturing services for emerging and major original equipment manufacturers ("OEMs") in the commercial electronics industry. The Company supplies OEMs with electronic interconnection assemblies, including complex printed circuit board ("PCB") assemblies primarily utilizing advanced surface mount technology ("SMT"), mechanical and molded cable and harness assemblies, electro-mechanical sub-assemblies, and total system assembly and integration. OEMs use the Company's assemblies in a wide range of applications including local and wide area computer networking systems, computer workstations and systems, mass data storage systems, telecommunications, and medical and industrial control equipment. The Company delivers advanced manufacturing and test engineering and responsive materials management together with technologically-advanced, flexible and service-oriented manufacturing for the complex, leading-edge products of its OEM customers throughout the full product lifecycle.

     The Company was incorporated in Massachusetts in 1982 under the name of Advanced Cable Technologies, Inc. In December 1994, Automated Component Technologies, Inc., a related company with common ownership, was merged into the Company and the Company changed its name to ACT Manufacturing, Inc. The Company's principal executive offices are located at 108 Forest Avenue, Hudson, Massachusetts 01749, and its telephone number is (508) 562-1200.


ELECTRONIC CONTRACT MANUFACTURING INDUSTRY

     The electronic contract manufacturing market was created in the 1960's primarily to provide OEMs with additional manufacturing capacity during peak production times when in-house manufacturing capabilities could not meet production needs. Contract manufacturers typically were employed on a consignment basis to provide assembly services only, while the OEM provided the circuit and production designs, procured all components and performed final product testing. Since the early 1980's, OEMs have increasingly relied on turnkey contract manufacturers, in which the manufacturer directly sources all or a substantial portion of the components necessary for product assembly. OEMs are motivated to use turnkey contract manufacturers due to the increased capital necessary to acquire modern, highly-automated manufacturing equipment, the greater need for more sophisticated manufacturing processes, the OEMs' incentive to reduce its component inventory, and the improved purchasing power, labor
efficiency and overall cost benefits of contract manufacturers.   The Company
believes that many OEMs now view contract manufacturers as an integral part of their manufacturing strategy rather than temporary manufacturing sources during periods of peak production. More recently, OEMs have looked increasingly toward turnkey contract manufacturers to provide an even broader scope of value-added services, such as manufacturing engineering, just-in-time component and finished product inventory management and various product assembly and test services. This has enabled OEMs to focus their efforts, capital and personnel resources on their core competencies such as product research and development, marketing, sales and customer support.

     The acceptance by OEMs of surface mount technology over pin-through-hole ("PTH") printed circuit board interconnection in the late 1980's has been a key element in the increased reliance by OEMs on contract manufacturers who have expertise and manufacturing capacity in advanced technology. PTH assembly involves inserting electronic components, such as integrated circuits, with pins or leads through pre-drilled holes in a printed circuit board and soldering the pins to the electrical circuits. PTH technology allows circuits to be placed only on one side of the circuit board. SMT technology, an advanced interconnection technology, was developed in response to the growing need for electronic devices to contain greater numbers of components with increasing functional density and interconnections. SMT is a largely automated process that involves placing the semiconductor components directly on the surface of both sides of a printed circuit board, thus providing benefits of reduced size, enhanced signal speed and lower cost of assembly and testing resulting from less manual labor than is required for the PTH process. SMT requires substantial capital investment in expensive, highly-automated production equipment and significant engineering expertise which generally can only be supported by high utilization of this equipment.

     Until the late 1970's, cable and harness assembly manufacturing followed the prevailing OEM vertical integration strategy wherein substantially all manufacturing was performed in-house. At that time, the outsourcing market for cable and harness assemblies began to gain favor as OEMs realized the benefits of external versus internal manufacturing. The ability of the contract cable and harness assemblers to provide low cost assembly as a result of their lower production and overhead costs and to produce high quality products resulted in early market acceptance. Continued growth of the outsourced cable and harness assembly market resulted in lower cable and connector costs as the contract manufacturers' purchasing power grew. Today, OEMs continue to realize the benefits of low cost and high quality manufacturing and further benefit from manufacturing engineering services and advanced technology offered by contract manufacturers.

     The market for contract manufacturing services continues to expand as OEMs begin to utilize the total system assembly and integration capabilities of contract manufacturers. The production of electro-mechanical sub-assemblies and development of test and product configuration capabilities will continue to expand as contract manufacturers broaden their service offerings to the OEM customer.

     In today's environment of rapid technological change and high competition, these OEMs are faced with increasingly shorter product life-cycles and have a greater need to reduce the time it takes to bring a product to market. OEMs also face increasing difficulties in planning, procuring and managing their inventories efficiently, due to frequent design changes, short product life-cycles, large investments in electronic components, component price fluctuations, and the need to achieve economies of scale in materials procurement. The OEMs' commercial electronics applications often include high software functionality and value, causing many OEMs to focus their internal resources primarily on software engineering. Due to the nature of their businesses, many OEMs routinely make hardware and software upgrades to their products to remain competitive in their product offerings and to enhance product functionality and quality. In response to these pressures, this segment of the OEM market requires a highly service-oriented and interactive relationship between the OEM and its contract manufacturer in order to realize the time-to-market, product cost savings, quality control and responsive production and inventory requirements of these OEMs.


BUSINESS STRATEGY

     The Company's strategy is to identify and develop strong, long-term alliances with high-growth and market-leading OEMs of complex, leading-edge products which require flexible, value-added manufacturing services. The Company has invested in the capabilities to apply technologically-advanced manufacturing and related services for the shorter and moderate-volume production runs that are typically required in the OEM's rapidly changing markets. The Company's goal is to provide its OEM partners with service-oriented manufacturing solutions from the design phase through product maturity and across product generations in order to attract the high-value, commercial product manufacturing business of these OEMs.

SERVICES PROVIDED BY THE COMPANY

     The Company provides value-added, turnkey manufacturing services, including advanced manufacturing and test engineering, materials management, and manufacturing of electronic assemblies, including complex PCB assemblies, cable and harness assemblies, electro-mechanical sub-assemblies, and total system assembly and integration.

   MANUFACTURING OF ELECTRONIC ASSEMBLIES
   --------------------------------------

     ACT offers manufacturing capabilities for PCB assemblies, cable and harness assemblies, electro-mechanical sub-assemblies and total system assembly and integration.

     Printed Circuit Board Assemblies
     --------------------------------

     The Company's PCB assembly operations are oriented toward advanced technology SMT applications. At the beginning of 1996, the Company added a fifth Fuji SMT line. The Company also continues to support PTH technology and related semi-automated and manual placement processes for existing and new applications which require these technologies. ACT's manufacturing process is supported by state-of-the-art, high-speed placement systems, screen printers, epoxy dispensers, wave solderers, reflow and cleaning systems and a highly-trained and experienced engineering and manufacturing workforce. ACT utilizes environmentally clean, water-soluble and no-clean process technology which the Company believes meets or exceeds all applicable environmental regulations.

     ACT also provides testing services for substantially all completed PCB assemblies in connection with the manufacturing process. In-circuit tests verify that the components have been inserted properly and meet certain functional standards and that the electrical circuits have been completed properly. These tests are performed on industry standard testing equipment using proprietary software developed either by the customer or the Company's test engineers. In addition, using specialized testing equipment designed and provided by the customer, the Company performs customized functional tests designed to ensure that the PCB assembly will perform its intended functions. Since defective components normally fail after a relatively short period of use, normal process parameters require that certain PCB assemblies be subjected to controlled environmental stresses, typically thermal or electrical stresses.

     Cable and Harness Assemblies
     ----------------------------

     ACT offers a wide range of custom manufactured cable and harness assemblies for molded and mechanical applications. These assemblies include ribbon, multiconductor, co-axial and fiber optic cable assemblies and discrete wire harness assemblies. The Company uses advanced and diverse manufacturing processes, in-line inspection and test and dedicated work cells to minimize work in process time and focus on process efficiencies and quality. The cable and harness assembly process is accomplished using both automated and semi-automated preparation and insertion equipment and manual assembly techniques. ACT tests substantially all of its cable and harness assemblies using automated test equipment.

          Electro-Mechanical Sub-Assemblies and Total System Assembly and
          ---------------------------------------------------------------
Integration
-----------

          In response to the needs of its OEM customers, ACT offers products which integrate its PCB and cable and harness assembly technologies into higher level sub-assemblies and total system assembly and integration ("box build"). These products utilize the full range of the Company's service offerings. With the addition in February 1996 of its Mansfield, Massachusetts manufacturing facility, the Company has enhanced its service capabilities. This facility offers full integration and test capability and repair capability, as well as traditional PCB assembly capabilities

          ADVANCED MANUFACTURING AND TEST ENGINEERING
          -------------------------------------------

          The Company provides its OEM partners with advanced manufacturing and test engineering services during the design and implementation of new and upgraded products, as well as throughout the manufacturing process. The Company's engineering services are designed to ensure that OEM products are rapidly brought to market and meet the market's expectation for quality.

          The Company's advanced manufacturing engineers work closely with an OEM's product designers at the early design stage in order to optimize the hardware design in terms of manufacturability, testability, and product reliability. The Company's advanced manufacturing engineers also participate in the OEM's parts selection and materials utilization decisions at the design stage in order to mitigate component availability issues which might arise during the manufacturing cycle. The Company's engineers evaluate the ongoing manufacturing process and recommend improvements to reduce manufacturing costs or lead times, or to increase the quality of finished assemblies.

          MATERIALS MANAGEMENT
          --------------------

          The Company is primarily a turnkey manufacturer, meaning the Company directly sources all or a substantial portion of the components necessary for its product assemblies. The Company procures components from a select group of vendors which meet ACT's standards for timely delivery, high quality and cost effectiveness. To help control inventory investment, components are generally ordered when the Company has a purchase order or commitment from a customer to
purchase the completed assemblies.   Material planning and procurement is
accomplished by the use of a state-of-the-art Materials Requirements Planning
(MRP) system. Communication with vendors is enhanced with the use of Electronic Data Interchange (EDI) systems. Additionally, ACT uses just-in-time inventory management techniques and manages its material pipelines and vendor base in order to enable the Company's customers to increase or decrease volume requirements within established frameworks.


MANUFACTURING PROCESS

          The manufacturing process begins with the development of a complete set of process documents. An inspection, test and quality control plan is established to ensure quality while a material acquisition plan is developed to ensure availability of supply and the timely delivery of components to the manufacturing process. The Company analyzes each customer's materials specifications to identify the suppliers from whom to purchase the materials. The Company then plans and executes purchase orders and receives, inspects and warehouses components, expedites critical components and delivers a complete set of components to the production floor for assembly in sufficient time to meet customer requirements. Labor efficiency and quality information is continuously gathered and analyzed from the manufacturing processes to ensure that quality and time of delivery objectives are met. In certain cases, the Company creates customized tooling and processes for individual customer products which advantageously positions the Company to supply upgrades and next generation products.

          The Company employs just-in-time manufacturing, statistical process control and total quality management during the manufacturing process. Just-in-time manufacturing is a production technique which minimizes work-in-process inventory and manufacturing cycle time while enabling the Company to deliver products to customers in the quantities and within the time frame required. Statistical process control is a set of analytical and problem-solving techniques based on statistics and process capability measurements, through which the Company can track process inputs and resulting quality and determine whether a process is operating within specified limits. In order to effectively utilize labor, manufacturing equipment, and associated overhead, shop floor control and process routing techniques are utilized. Total quality management is a management philosophy which seeks to impart high levels of quality in every operation of the Company and is accomplished by the setting of quality objectives for every operation, tracking performance against those objectives, and identifying work flow and policy changes required to achieve higher quality levels, all supported by the commitment of executive management to initiate changes required to deliver higher quality. In November 1996, the Company's manufacturing facilities and associated systems were recertified under ISO 9002 by TUV America, an internationally recognized standards organization.

          Responsiveness to customers, particularly as to engineering changes once manufacturing has commenced, is an important component of the Company's flexible manufacturing approach. Many products manufactured by the Company are in the early stages of their product life cycle and therefore may have many design or engineering changes. Upon receiving an engineering change notice, the Company identifies and manages the impact on the production process, current inventory and open purchase orders. The Company maintains regular contact with its customers to assure adequate information exchange, document control and activities coordination necessary to support a high level of quality and on-time delivery.

          The Company has made significant investments in advanced manufacturing technology, including computer-aided manufacturing and test equipment, process technology, information processing technology, and enhanced SMT capabilities such as ball-grid array.

CUSTOMERS, MARKETING AND SALES

          The Company serves a wide range of businesses from emerging growth companies to multinational corporations in a wide variety of markets including local and wide area computer networking systems, computer workstations and systems, mass data storage systems, telecommunications, and medical and industrial control equipment. The Company's principal sources of new business originate from expansion in the volume and scope of services provided to existing customers, referrals from existing customers and suppliers, direct sales through senior management and a direct sales organization, and sales obtained by selected independent sales representative firms principally in the Eastern U.S. and Canada.

          In many cases, the Company's OEM customers utilize more than one contract manufacturer across their product lines. The Company's goal is to be the primary contract manufacturer for its OEM customers, and to attract the OEMs' high-value, leading-edge products. The Company believes that its close interaction with the design engineering personnel of its customers at the product development stage, together with the Company's established materials pipeline and prototype production experience, enables the Company to participate in its customers' new product offerings. The Company assigns each customer a program manager whose responsibilities, as the primary contact into the Company, include the development of the manufacturing relationship and the assignment of Company resources to meet customer requirements.

          The Company continues to focus on expanding and diversifying its customer base to reduce dependence on any individual customer or industry segment, and ACT is targeting emerging OEMs in high-growth industry segments. Turnkey contract manufacturers generally face a long sales cycle and must perform satisfactorily on a limited number of any OEM's assembly orders prior to capturing significant orders from that OEM.

          Cascade Communications Corp. ("Cascade Communications"), 3Com Corporation ("3Com"), Motorola Corporation ("Motorola") and Bay Networks Corporation ("Bay Networks") accounted for 20%, 17%, 13% and 13%, respectively, of the Company's net sales for 1996. 3Com accounted for 41% of the Company's net sales for 1995. Chipcom Corporation (acquired by 3Com in 1995) accounted for 55% of the Company's net sales in 1994.

          The Company generally warrants that its products will be free from defects in workmanship for twelve months, and passes on to the customer any warranties provided by component manufacturers and material suppliers to the extent permitted. During the warranty period, the Company's warranty provides that the Company will take action to repair or replace failed products. The Company tests substantially all of its assemblies prior to shipment. In addition, the Company's OEM customers generally test or have tested final products on a sample basis prior to deployment in the field. The Company's warranty costs have not been material to date.


COMPETITION

          The Company operates in a highly competitive market. The Company's competitors include large national or multi-national contract manufacturers, regional and local contract manufacturers, and OEMs which continually evaluate the relative benefits of manufacturing internally. The Company's major competitors include Solectron Corporation, SCI Systems, Inc., Jabil Circuit, Inc., Lockheed Martin Commercial Electronics, the DII Group, Group Technologies Corporation, Benchmark Electronics, Inc. and Sanmina Corporation, as well as a number of regional and local competitors. The Company faces competition in the cable and harness assembly market primarily from Volex Interconnect Systems, Inc., Berg Electronics, Inc., AMP, Inc. and Molex, Inc. The Company in the future may face competition from OEMs which market contract manufacturing services and from OEMs which have technology alliances or other corporate partnering relationships.

          The Company believes that competition is primarily based on technology, service, manufacturing capability, quality, regional access, price, reliability, timeliness in delivering finished products and flexibility in adapting to customers' needs. The Company believes it competes favorably in these areas. However, several of its competitors have greater manufacturing, marketing and financial resources than the Company. In addition, the Company may face competition from offshore manufacturers which have significantly lower labor costs which may allow them to compete favorably on the basis of price.

BACKLOG

          The Company's backlog at December 31, 1996 was approximately $75.5 million compared to $59.6 million at December 31, 1995. Backlog consists of firm purchase orders and commitments with delivery dates scheduled within the next six months, the majority of which will be shipped within the next ninety days. Variations in the size and delivery schedules of purchase orders received by the Company, as well as changes in customers' delivery requirements, may result in substantial fluctuations in backlog from period to period. Because customers may cancel or modify orders and commitments without penalty, the Company believes that backlog cannot be considered a meaningful indicator of long-term future financial results.

GOVERNMENTAL REGULATION

          The Company's operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management and health and safety matters. Management believes that the Company complies with applicable regulations promulgated by the Occupational Safety and Health Administration and the Environmental Protection Agency and corresponding state agencies pertaining to health and safety in the workplace and the use, storage, discharge and disposal of chemicals used in its manufacturing processes. The current costs of compliance are not material to the Company. Nevertheless, no assurances can be given that additional or modified requirements will not be imposed in the future and, if so imposed, will not involve substantial additional expenditures by the Company.

EMPLOYEES

          At December 31, 1996, the Company had 799 employees, including 736 in manufacturing and related activities and 63 in sales, marketing and administrative activities. The employees of the Company are not represented by a union and the Company has experienced no labor stoppages. The Company considers its relations with its employees to be good.

                              RECENT DEVELOPMENTS

          Electronic Systems International Acquisition. On June 9, 1997, the Company acquired substantially all of the assets of Electronic Systems International ("ESI"), a division of ESI Acquisition Corporation, a Georgia corporation, pursuant to an Asset Purchase Agreement dated as of June 5, 1997, among the Company, ACT Acquisition Corp., a Massachusetts corporation and a wholly-owned subsidiary of ACT, ESI Acquisition Corporation, and J. Randell Hales, Lucinda H. Helms and Archie C. Burnham III (the "Acquisition"). ESI is based in Norcross, Georgia. The purchase price of the Acquisition was: (i) $10,000; (ii) the issuance to ESI of 190,546 shares of Common Stock; (iii) the assumption of certain specified liabilities; and (iv) an aggregate of $250,000 in cash as consideration for non-competition agreements with certain principals from ESI. The Acquisition has been accounted for under the purchase method of accounting. The purchase price and terms for the transaction were determined in arms-length negotiations. ESI provides contract electronic and electro-mechanical manufacturing services to original equipment manufacturers primarily in the Southeastern United States for the production of printed circuit board assemblies, electronic subsystems and total system assembly products. ESI's business will be carried on directly by the Company through its wholly-owned subsidiary, ACT Acquisition Corp.

          Pursuant to the Asset Purchase Agreement, the Company agreed to file with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholder from time to time and to use its best efforts to keep the Registration Statement effective until the earlier of the sale of the Shares pursuant to the Registration Statement or 90 days after the effective date of this Registration Statement. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the Registration Statement or until 90 days after the effective date of this Registration Statement.

          SignMax Limited Acquisition. In June 1997, the Company completed the acquisition of SignMax Limited, a private limited company organized under the laws of Ireland. SignMax Limited is based in Dublin, Ireland and provides contract manufacturing services primarily for the production of cable and harness assemblies.

          These acquisitions, either individually or in the aggregate, are not considered significant to the Company's financial statements.

                                  RISK FACTORS

          In addition to the other information presented in this Prospectus and the information incorporated in this Prospectus by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

          CUSTOMER AND INDUSTRY CONCENTRATION
          -----------------------------------

          For fiscal 1996, the Company's four largest customers accounted for approximately 63% of net sales. Sales to Cascade Communications, 3Com, Bay Networks and Motorola were approximately 20%, 17%, 13% and 13%, respectively, of the Company's net sales for fiscal 1996. The Company's results will depend to a significant extent on the success achieved by its OEM customers in marketing their products and the Company's ability to diversify its customer base in order to reduce its reliance on its major customers. There can be no assurance that the Company's principal customers will continue to purchase products and services from the Company at current levels. The loss of one or more major customers, a significant reduction in purchases from such customers, or developments adverse to the Company's customers or their products could have a material adverse effect on the Company's results of operations. In addition, while the Company has not experienced any difficulty in being paid by its major customers in recent years, the Company could be adversely affected if a major customer were unable or unwilling to pay for products and services.

          The Company's customer base has historically been concentrated in a limited number of industries, most of which are subject to high competition, rapid technological changes and consequent product obsolescence. Developments adverse to such industries could have a negative effect on the Company. The industries served by the Company are also subject to economic cycles and have in the past experienced, and are likely in the future to experience, recessionary periods. A recessionary period affecting one or more of the industry segments served by the Company could have a material adverse effect on the Company. In addition, the Company's results of operations could be adversely affected due to a slowing of the manufacturing outsourcing trend.

          VARIABILITY OF CUSTOMER REQUIREMENTS; NATURE AND EXTENT OF CUSTOMER
          -------------------------------------------------------------------
COMMITMENTS ON ORDERS
----------------------

          The level and timing of orders placed by the Company's OEM customers vary due to customer attempts to manage inventory, changes in the OEM's manufacturing strategy and variation in demand for customer products due to, among other things, introduction of new products, product life cycles, competitive conditions or general economic conditions. The Company generally does not obtain long-term purchase orders or commitments but instead works with its customers to anticipate the future volume of orders. Based on such anticipated future volumes, the Company makes other significant commitments regarding the levels of business that it will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. From time to time, the Company will purchase components without a customer commitment to pay for them. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty. Significant cancellations, reductions or delays in orders by a customer or group of customers could adversely affect the Company's results of operations.

          FLUCTUATIONS IN OPERATING RESULTS
          ---------------------------------

          The variability of the level and timing of orders from, and shipments to, major customers may result in significant periodic and quarterly fluctuations in the Company's results of operations. In addition to the variability resulting from the short-term nature of its customers' commitments, other factors have contributed, and may in the future contribute, to such fluctuations. These factors include, among other things, customers' announcement and introduction of new products or new generations of products, evolutions in the life cycles of customers' products, timing of expenditures in anticipation of future orders, effectiveness in managing manufacturing processes, changes in cost and availability of labor and components, a shift in the Company's product and service mix which results in fluctuating margins, and changes or anticipated changes in economic conditions. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's operating expenses are relatively fixed, any unanticipated shortfall in revenue in a quarter may have an adverse impact on the Company's results of operations for that quarter. Results of operations in any period should not be considered indicative of the results to be expected for any future period.

          AVAILABILITY OF KEY COMPONENTS
          -------------------------------

          The Company and many of its customers rely on a single or limited number of third-party suppliers for many components used in the assembly process. Shortages of certain electronic components, including certain memory modules and logic devices, have occurred from time to time. In addition, due to the Company's utilization of just-in-time inventory techniques, the timely availability of many components to the Company is dependent on the Company's ability to continuously develop accurate forecasts of customer volume requirements. Component shortages could result in manufacturing and shipping delays or increased component prices which could have a material adverse effect on the Company's results of operations. Because the Company purchases a significant number of components manufactured in foreign countries, it is subject to numerous risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls and changes in governmental policies, any of which could have a material adverse effect on the Company's business and results of operations. The Company has historically been able to enter into advantageous arrangements from time to time for the supply of certain limited availability components. To the extent that the Company is unable to source key components for the reasons cited above or otherwise, the Company's results of operations could be materially adversely affected.

          TECHNOLOGICAL CHANGE AND PROCESS DEVELOPMENT
          ---------------------------------------------

          The market for the Company's manufacturing services is characterized by rapidly changing technology and continuing process development. The continued success of the Company's business will depend in large part upon its ability to maintain and enhance its technological capabilities, develop and market manufacturing services which meet changing customer needs and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. Although management believes that the Company's operations utilize the assembly and testing technologies and equipment currently required by the Company's customers, there can be no assurance that the Company's process development efforts will be successful or that the emergence of new technologies, industry standards or customer requirements will not render the Company's technology, equipment or processes obsolete or uncompetitive. In addition, to the extent that the Company determines that new assembly and testing technologies and equipment are required to remain competitive, the acquisition and implementation of such technologies and equipment are likely to require significant capital investment by the Company.

          COMPETITION
          ------------

          The commercial electronics contract manufacturing industry is a highly competitive industry. The Company competes against numerous domestic and foreign contract manufacturers. The Company's major competitors in the PCB assembly business include Solectron Corporation, SCI Systems, Inc., Jabil Circuit, Inc., Lockheed Martin Commercial Electronics, the DII Group, Group Technologies Corporation, Benchmark Electronics, Inc. and Sanmina Corporation. The Company faces competition in the cable and harness assembly market primarily from Volex Interconnect Systems, Inc., Berg Electronics, Inc., AMP, Inc. and Molex, Inc. The Company also faces competition from a number of local and regional contract manufacturers. In addition, current and prospective customers continually evaluate the merits of manufacturing products internally and certain large OEMs will from time to time offer contract manufacturing services in order to utilize excess capacity. Certain of the Company's competitors have substantially greater manufacturing, financial and marketing resources than the Company. The Company may be operating at a cost disadvantage compared to manufacturers who have greater direct buying power from component suppliers or who have lower cost structures, particularly those with significant offshore operations. The Company believes that the principal competitive factors in the segments of the contract manufacturing industry in which it operates are technology, service, manufacturing capability, quality, regional access, price, reliability, timeliness and flexibility. There can be no assurance that competition from existing or potential competitors will not have a material adverse effect on the Company's results of operations.

          MANAGEMENT OF GROWTH
          ---------------------

          The Company has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and management information systems, and to retain, motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the quality of the Company's services and products, its ability to retain key personnel and its results of operations could be materially and adversely affected.

          DEPENDENCE UPON KEY PERSONNEL
          ------------------------------

          The Company's continued success has been largely dependent upon the skills and efforts of John A. Pino, its President and Chief Executive Officer, and other key employees. None of the senior management or other key employees of the Company is subject to any employment contract. The loss of services of any of its officers or other key personnel could have an adverse effect on the operations of the Company. In addition, continued growth and development of the Company will require that, despite significant competition, it attract, motivate and retain additional skilled and experienced personnel. There can be no assurance that the Company will be able to attract, motivate and retain personnel with the skills and experience needed to successfully manage the Company's business and operations.

          CONCENTRATION OF PRINTED CIRCUIT BOARD BUSINESS IN NORTHEASTERN UNITED
          ----------------------------------------------------------------------
STATES
-------

          The Company's PCB assemblies and related services are primarily marketed and sold to customers operating in the Northeastern United States. The Company attempts to mitigate any unique exposure to the Northeastern United States economy by marketing to OEMs which deliver products to national and international markets, but there can be no assurance that an economic downturn or recession in the Northeastern United States would not have an adverse effect on the Company.

          DIFFICULTY OF INTEGRATING ACQUIRED BUSINESSES
          ----------------------------------------------

          The Company acquired substantially all of the assets of Electronic Systems International on June 9, 1997. The contract manufacturing business of ESI, which is based primarily in the Southeastern United States, is currently being operated by ACT Acquisition Corp, a wholly-owned subsidiary of the Company. In addition, the Company completed the acquisition of SignMax Limited on June 10, 1997. SignMax Limited is based in Dublin, Ireland and is a contract manufacturer primarily of cable and harness assemblies. The Company has limited experience in integrating acquired companies into its operations, in expanding the scope of operations of acquired businesses, and in operating in the Southeastern United States or overseas. There can be no assurance that the key employees and businesses of acquired companies will be successfully integrated with the Company, that any acquired business will contribute significantly to the Company's sales or earnings, or that sales and earnings of acquired businesses will not be adversely effected by the integration process or other factors. As a result of these acquisitions, the Company's ability to compete successfully will depend in part on the ability of a limited number of key executives to integrate Company management, manage geographically dispersed operations, address the needs of the Company's expanded customer base and respond to changes in the markets in which the Company operates. Therefore, there can be no assurance that the Company will operate the acquired businesses profitability during the next year or in the future. Accordingly, operating expenses associated with the acquired business could have a material adverse effect on the Company's business, financial condition and results of operations.

          FUTURE ACQUISITIONS AND GEOGRAPHICAL EXPANSION
          ----------------------------------------------

          The Company may expand into other geographical areas within the United States and internationally by acquiring contract manufacturing businesses or by establishing new manufacturing operations in such areas. The Company may compete for acquisition and expansion opportunities with entities having significantly greater resources than the Company. Any such transactions may result in potentially dilutive issuance of equity securities, the incurrence of debt and amortization expenses related to goodwill and other intangible assets, and other costs and expenses, all of which could materially adversely affect the company's financial results following such a transaction. Such transactions also involve numerous business risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees from the combined company. In the event that any such transaction does occur, there can be no assurance as to the beneficial effect on the Company's business and financial results.

          ENVIRONMENTAL COMPLIANCE
          -------------------------

          The Company is subject to a variety of environmental regulations relating to the use, storage, discharge and disposal of hazardous chemicals used during its manufacturing process. A failure by the Company to comply with present and future regulations could subject it to future liabilities or the suspension of production. Such regulations could also restrict the Company's ability to expand its facilities or could require the Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations.

          POSSIBLE VOLATILITY OF STOCK PRICE
          ----------------------------------

          There has been significant volatility in the market price of securities of high technology companies. Factors such as announcements of technological innovations by the Company, its competitors and other third parties, as well as quarterly variations in the Company's results of operations and market conditions in the industry, may cause the market price of the Company's Common Stock to fluctuate significantly. In addition, the public stock markets have historically experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS

          The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDER

          The following table sets forth certain information regarding ownership of the Shares as of June 18, 1997 and the number of Shares that may be offered for the account of the Selling Stockholder or its distributees. All of the shares offered hereby were acquired in connection with the ACT acquisition of substantially all of the assets of the contract manufacturing business of ESI. See "Plan of Distribution."

                                Shares           Shares            Shares
                              Owned Prior      to be Sold          Owned
                                to the           in the          After the
Selling Stockholder            Offering       Offering/(1)/     Offering/(2)/
-------------------            --------       --------          --------
=============================================================================

ESI Acquisition
 Corporation(3)                    190,546            190,546          *

TOTAL                              190,546            190,546
-------------------------
*See Footnote 2 below


       (1) Assumes that all of the Shares owned by the Selling Stockholder and offered under this Prospectus are sold during the distribution period.

       (2) Because the Selling Stockholder or its distributees may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon termination of this offering. However, prior to the offering the Selling Stockholder held approximately two percent (2%) of ACT's outstanding shares of Common Stock, based on shares of Common Stock outstanding as of May 9, 1997.

       (3) The stockholders and their respective percentage ownership interests of ESI are as follows: J. Randell Hales - 57.26%, Lucinda H. Helms - 25.64%, and Archie C. Burnham III - 17.10%.

                              PLAN OF DISTRIBUTION

          The Shares offered hereby may be sold from time to time by the Selling Stockholder acting as principal for its own account. The Company is responsible for the expenses incurred in connection with the registration of the Shares.
The Company will receive none of the proceeds from this offering. The Selling Stockholder will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares.

          The distribution of the Shares by the Selling Stockholder is not currently subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholder or its stockholders upon a distribution of the Shares thereto. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the Shares may then be listed. The Shares may be sold by the Selling Stockholder through a "Designated Broker," which shall mean one or more brokers or dealers selected by the Company, at least two of which shall be Adams, Harkness & Hill and Robertson, Stephens & Company, LLC. The Shares may be sold by one or more of the following: (a) one or more block trades in which a Designated Broker so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a Designated Broker as principal and resale by such Broker for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the Designated Broker solicits purchasers; (d) in negotiated transactions; and (e) through other means. The Selling Stockholder may effect such transactions by selling Shares to or through Designated Brokers, and such Designated Brokers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such Designated Brokers and the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such Designated Brokers may be deemed to be underwriting compensation.

          Any shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

          The Selling Stockholder is not restricted as to the price or prices at which it may sell its Shares. Sales of such Shares at less than the market prices may depress the market price of the Company's Common Stock. During the effective time of this Prospectus, the Selling Stockholder has agreed to potential restrictions on resale if notified by the Company of a potential material event that could have a material effect on the Company's business and financial condition. The period of restrictions on resale shall commence upon such notice and end upon notice by the Company that such event either has been disclosed to the public or no longer constitutes a potential material event, provided, however, that such period of restrictions on resale shall not exceed 90 days. The Selling Stockholder is not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time.


          Boston EquiServe L.P., 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent for the Company's Common Stock.

                                 LEGAL MATTERS

          Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.
                                    EXPERTS

          The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


--------------------------------------     --------------------------------------
No person has been authorized to give                 190,546 SHARES
any information or to make any
representation other than those
contained in this Prospectus and, if
given or made, such information or
representation must not be relied upon
as having been authorized by the                   ACT MANUFACTURING, INC.
Company, the Selling Stockholder or
any other person.  This Prospectus
does not constitute an offer to sell
or a solicitation of an offer in any
jurisdiction in which such offer or
solicitation would be unlawful or to
any person to whom it is unlawful.                       COMMON STOCK
Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create
an implication that there has been no
change in the affairs of the Company
or that information contained herein
is correct as of any time subsequent
to this date hereof.

    ___________                                            __________

TABLE OF CONTENTS                                          PROSPECTUS

                                  Page                     __________
                                  ----
Available Information............   2
Incorporation of Certain
 Information by Reference........   2
The Company......................   4
Recent Developments..............  11
Risk Factors.....................  12
Use of Proceeds..................  16
Selling Stockholder..............  17
Plan of Distribution.............  18                    JUNE 18, 1997
Legal Matters....................  19
Experts..........................  19

--------------------------------------     --------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

SEC Registration Fee                      $ 1,793.59
Nasdaq Filing Fee                           3,810.92
Legal fees and expenses                    20,000.00
Accounting fees and expenses               20,000.00
Blue Sky fees and expenses (including
 legal fees)                                2,000.00
Printing Fees                               5,000.00
                                         -----------
Total                                     $52,604.51

   The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 67 of Chapter 156B of the Massachusetts General Laws provides that a corporation may indemnify its directors and officers to the extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders, or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. In all instances, the extent to which a corporation provides indemnification to its directors and officers under Section 67 is optional. In its Amended and Restated By-laws, the Registrant has elected to commit to provide indemnification to its directors and officers in specified circumstances. Generally, Article V, Section 2 of the Registrant's Amended and Restated By-laws indemnifies directors and officers of the Registrant against liabilities and expenses arising out of legal proceedings brought against them by reason of their status as directors or officers or by reason of their agreeing to serve, at the request of the Registrant, as a director or officer with another organization. Under this provision, a director or officer of the Registrant shall be indemnified by the Registrant for all costs and expenses (including attorneys' fees), judgments, liabilities and amounts paid in settlement of such proceedings, even if he is not successful on the merits, if he acted in good faith in the reasonable belief that his action was in the best interests of the Registrant. The Board of Directors may authorize advancing litigation expenses to a director or officer at his request upon receipt of an undertaking by any such director or officer to repay such expenses if it is ultimately determined that he is not entitled to indemnification for such expenses.

          Article 6 of the Registrant's Restated Articles of Organization eliminates the personal liability of the Registrant's directors to the Registration or its stockholders for monetary damages for breach of a director's fiduciary duty, except to the extent Chapter 156B of the Massachusetts General laws prohibits the elimination or limitation of such liability.

          Reference is made to the Company's Second Restated Articles of Organization filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Amended and Restated By-laws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-89532).

          The Company maintains director and officers liability insurance for the benefit of its directors and certain of its officers.

ITEM 16. EXHIBITS.

    4.1        Second Restated Articles of Organization of the Company (filed as
               Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference)
    5.1        Opinion of Testa, Hurwitz & Thibeault, LLP
   23.1        Consent of Deloitte & Touche LLP
   23.2        Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
               5.1)
   24.1 Power of Attorney (included as part of the signature page to this Registration Statement)

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hudson, Massachusetts on June 18, 1997.

                                       ACT MANUFACTURING, INC.


                                       By:    /s/ John A. Pino
                                              ----------------------------------
                                              John A. Pino,
                                              President and Chief Executive
                                              Officer


                       POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of ACT Manufacturing, Inc., hereby severally constitute and appoint John A. Pino and Douglass C. Greenlaw, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally do all things in our names and on our behalf in such capacities to enable ACT Manufacturing, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                          Title(s)                          Date
---------                          --------                          ----
/s/ John A. Pino             President, Chief Executive            June 18, 1997
---------------------------  Officer and Director (Principal
 John A. Pino                Executive Officer)

/s/ Douglass C. Greenlaw     Vice President of Finance and         June 18, 1997
---------------------------  Administration and Chief
 Douglass C. Greenlaw        Financial Officer (Principal
                             Financial and Accounting Officer)

/s/ Edward T. Cuddy          Director                              June 18, 1997
---------------------------
 Edward T. Cuddy

/s/ Bruce R. Gardner         Director                              June 18, 1997
---------------------------
 Bruce R. Gardner
/s/ Donald G. Polich         Director                              June 18, 1997
---------------------------
 Donald G. Polich

                                 EXHIBIT INDEX

        Exhibit No.                        Description of Exhibit
        -----------                        ----------------------

            4.1              Second Restated Articles of Organization of the
                             Company (filed as Exhibit 3.1 to the Company's
                             Annual Report on Form 10-K for the year ended
                             December 31, 1995 and incorporated herein by reference)
            5.1              Opinion of Testa, Hurwitz & Thibeault, LLP
           23.1              Consent of Deloitte & Touche LLP
           23.2              Consent of Testa, Hurwitz & Thibeault, LLP
                             (included in Exhibit 5.1)
           24.1              Power of Attorney (included as part of the
                             signature page to this Registration Statement)
